EXHIBIT 99.e










                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





  To the Board of Directors
  of Niagara of Wisconsin Paper Corporation:

  We have audited the accompanying balance sheets of Niagara of Wisconsin Paper Corporation (a Wisconsin corporation and a subsidiary of Pentair, Inc.) as of December 31, 1994 and 1993, and the related statements of operations, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Niagara of Wisconsin Paper Corporation as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                          ARTHUR ANDERSEN LLP

  Milwaukee, Wisconsin,
  August 24, 1995

                      NIAGARA OF WISCONSIN PAPER CORPORATION

                                  BALANCE SHEETS

                            DECEMBER 31, 1994 AND 1993



  ASSETS                                               1994          1993

  S>                                                            <C

  Current assets:
    Cash                                           $    144,752    $   176,002
    Accounts receivable, less allowance for
     doubtful accounts of $305,796 and $463,817
     in 1994 and 1993, respectively                  12,199,889     10,005,188
    Inventories (Note 2) -
     Raw materials                                    6,615,381      3,208,671
     Work in process                                    167,271        124,623
     Finished goods                                     594,617     1,066,694
       Total inventories                              7,377,269     4,399,988

    Prepaid expenses                                    304,829       708,115
    Other supplies                                      930,878     1,170,772
       Total current assets                          20,957,617    16,460,065

  PROPERTY, PLANT AND EQUIPMENT:
    Land and land improvements                       2,878,146      2,098,850
    Buildings                                       15,076,988     10,962,475
    Machinery and equipment                        145,398,629    119,526,936
    Construction in progress                         1,429,982     12,954,467
                                                   164,783,745    145,542,728
    Less Accumulated depreciation                   92,578,387     83,217,635
       Net property, plant and equipment            72,205,358     62,325,093

  OTHER ASSETS (Note 3)                              3,489,204      4,313,269
  DEFERRED INCOME TAXES                              4,833,000      5,060,000
       Total assets                               $101,485,179   $ 88,158,427

  LIABILITIES AND SHAREHOLDER'S EQUITY

  CURRENT LIABILITIES:
    Accounts payable                              $  9,238,126   $  9,321,638
    Lease payable                                    3,688,963           -
    Payroll and employee benefits                    3,528,321      3,750,327
    Current maturities of long-term debt             2,200,000           -
    Accrued liabilities                              8,559,926      6,665,122
       Total current liabilities                    27,215,336     19,737,087

  NONCURRENT LIABILITIES:
    Long-term debt                                          -       2,200,000
    Lease payable                                    1,228,198           -
    Environmental accrual                            8,000,000      8,000,000
    Pension benefits                                 5,327,840      8,432,816
    Postretirement benefits                         12,505,167     11,953,487
    Due Pentair, Inc.                               51,357,680     52,256,808
       Total noncurrent liabilities                 78,418,885     82,843,111

  SHAREHOLDER'S EQUITY:
    Common stock $1.00 par value, 50,000
     shares authorized in 1994 and 1993,
     respectively, 500 issued and outstanding              500           500
    Pension adjustment                              (1,528,660)   (2,930,796)
    Retained earnings (deficit)                     (2,620,882)  (11,491,475)

     Total shareholder's equity                     (4,149,042)  (14,421,771)

    Total liabilities and shareholder's equity     $101,485,179  $88,158,427

  The accompanying notes to financial statements are an integral part of these balance sheets.

                      NIAGARA OF WISCONSIN PAPER CORPORATION
                             STATEMENTS OF OPERATIONS

                  FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993



                                                     1994         1993

  NET SALES                                     $151,211,116   $148,179,793

  COSTS OF GOODS SOLD                            146,034,526    138,255,301
    Gross profit                                   5,176,590      9,924,492

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES     9,291,407     17,146,942

    Loss from operations                          (4,114,817)    (7,222,450)

  OTHER INCOME (EXPENSE):
    Interest expense                              (2,444,113)    (1,982,973)
    Interest income                                   30,086        130,503
     Total other income (expense)                 (2,414,027)    (1,852,470)

    Loss before benefit for income taxes          (6,528,844)    (9,074,920)

  BENEFIT FOR INCOME TAXES                        (2,300,000)    (3,500,000)
     Net loss                                   $ (4,228,844)  $ (5,574,920)

  The accompanying notes to financial statements are an integral part of these statements.


                      NIAGARA OF WISCONSIN PAPER CORPORATION

                             STATEMENTS OF CASH FLOWS

                  FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993



                                                     1994             1993

  CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                       $ (4,228,844)  $ (5,574,920)
    Adjustments to reconcile net loss
     to net cash provided by operating
     activities-
       Depreciation                                   9,431,181      8,702,240
       Loss on sale of fixed assets                      56,600         16,123
       Provision (benefit) for deferred
         income taxes                                   227,000     (4,461,000)
    Changes in assets and liabilities -
     (Increase) decrease in receivables                 146,058       (602,535)
     (Increase) decrease in inventories              (2,977,281)       115,814
     (Increase) decrease in prepaid expenses            403,286       (292,609)
     (Increase) decrease in other supplies              239,894        (31,095)
     (Increase) decrease in other assets                (10,088)       (11,440)
     (Increase) decrease in accounts payable            (83,512)      (327,114)
     Increase (decrease) in current liabilities
       other than current maturities of long-
       term debt and accounts payable                (5,068,448)     1,694,181
     Increase (decrease) in lease payable             1,228,198           -
     Increase (decrease) in environmental accrual          -         8,000,000
     Increase (decrease) in postretirement
       benefits                                         551,680       (560,021)
    Net cash provided by operating activities           (84,276)     6,667,624

  CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property, plant and equipment      (19,368,046)   (17,758,845)
     Net cash used in investing activities          (19,368,046)   (17,758,845)

  CASH FLOWS FROM FINANCING ACTIVITIES:
    Retirements of long-term debt                          -        (1,000,000)
    Increase (decrease) in due corporate office      19,421,072     12,117,943
     Net cash provided by financing activities       19,421,072     11,117,943

     Net (decrease) increase in cash                    (31,250)        26,722

  CASH, beginning of year                               176,002        149,280

  CASH, end of year                                $    144,752   $    176,002

  The accompanying notes to financial statements are an integral part of these statements.


                      NIAGARA OF WISCONSIN PAPER CORPORATION

                        STATEMENTS OF SHAREHOLDER'S EQUITY

                  FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993



                                         Common        Pension       Retained
                               Stock   Adjustment     Earnings        Total

  BALANCE, December 31, 1992    $500  $(  695,720)  $(5,916,555)   $(6,611,775)

    Pension adjustment             -   (2,235,076)          -       (2,235,076)
    Net loss                       -         -       (5,574,920)    (5,574,920)

  BALANCE, December 31, 1993     500   (2,930,796)  (11,491,475)   (14,421,771)

    Pension adjustment             -    1,402,136           -        1,402,136
    Net loss                       -         -       (4,228,844)    (4,228,844)
    Merger of entity under
      common control               -         -       13,099,437     13,099,437

  BALANCE, December 31, 1994    $500  $(1,528,660)  $(2,620,882)   $(4,149,042)

  The accompanying notes to financial statements are an integral part of these statements.
                      NIAGARA OF WISCONSIN PAPER CORPORATION

                           NOTES TO FINANCIAL STATEMENTS

                            DECEMBER 31, 1994 AND 1993


  (1)  Description of Business -

       Niagara of Wisconsin Paper Corporation (the "Company") manufactures coated groundwood publication papers and markets these products to numerous customers primarily throughout the United States and Canada. The Company is a wholly owned subsidiary of Pentair, Inc. ("Pentair"). Effective June 30, 1995, the Company was purchased from Pentair by Consolidated Papers, Inc.

  (2)  Summary of Accounting Policies -

       Inventories -

       The Company values its inventories at the lower of cost or market using the first-in, first-out (FIFO) method of accounting.

       Property, plant and equipment -

       Plant and equipment are stated at cost. Depreciation is calculated on the straight-line method for financial reporting purposes and on accelerated methods for income tax purposes.

       The range of useful lives is summarized as follows:

                       Land improvements               3-30
                       Buildings                      10-33
                       Machinery and equipment         3-16

       The cost and accumulated depreciation for retired property are removed from the accounts and the remaining net cost, less salvage recovered, is included in net income. Maintenance and repair costs are charged to expense as incurred and renewals and improvements are added to plant and equipment accounts.

       The Company's policy is to capitalize interest incurred on debt during the course of major projects that exceed one year in construction. The amount of interest capitalized in 1994 and 1993 was approximately $560,000 and $262,000, respectively.

       Income taxes -

       The Company is included in the consolidated Federal income tax return of Pentair. The Company calculates a provision (benefit) for income taxes on a stand alone basis using Pentair's Federal tax rate (35%). Income taxes payable represent amounts owed to Pentair for the Company's Federal income tax liabilities.

  (3)  Employee Pension and Other Benefit Plans -

       The Company has a noncontributory defined benefit plan for its bargaining employees (the Jointly Trusteed Pension Plan for Bargaining Employees of Niagara of Wisconsin Corporation, "the Plan"). Employees covered under this plan are eligible to participate at the time of employment and the benefits are based on a fixed amount for each year of service. The Company's funding policy is to make quarterly contributions as required by applicable regulations.
       The Plan's net periodic pension cost in 1994 and 1993 includes the following components:

                                                          1994        1993

       Service Cost-benefits earned during the year   $  378,605   $  283,041
       Interest cost on projected benefits             1,360,914    1,269,800
       Actual return on plan assets                     (449,497)  (1,126,874)
       Net amortization and deferral                     483,717      919,490
       Net periodic pension cost                      $1,773,739   $1,345,457

       The following table sets forth the Plan's funded status and the net amount recognized in the Company's balance sheets:

                                                       1994          1993

         Actuarial present value of benefit obligation:

          Vested benefit obligation                $16,659,096   $18,811,592
          Nonvested benefit obligation               1,121,432     1,355,699
            Accumulated benefit obligation          17,780,528    20,167,291

          Projected benefit obligation             $17,780,528   $20,167,291
          Plan assets at market value               11,935,177    11,685,431
                                                    (5,845,351)   (8,481,860)
          Plan assets less than projected
            benefit obligation -
              Unrecognized transition liability      2,772,075     3,234,087
              Unrecognized net loss                  2,506,479     4,805,136
              Unrecognized prior service cost           21,452       393,593
              Accrued pension cost                 $  (545,345)  $   (49,044)

       The following are the additional minimum liabilities and intangible assets recorded in the accompanying financial statements pursuant to SFAS No. 87, "Employers' Accounting for Pensions:"

                                                 1994           1993

          Additional minimum liability        $ 5,300,008    $ 8,432,818
          Intangible asset                      2,793,527      3,827,880

       The actuarial assumptions used to determine the present value of the projected benefit obligation, as measured on December 31,1994 and 1993, are as follows:

                                                   1994          1993

         Discount rate                             8.5%          7.0%
         Expected long-term rate of return on the
          market-related value of the plan         8.5%          8.5%

       Plan assets are comprised primarily of corporate and U.S. debt securities and corporate equities.

       The Company, through Pentair, provides certain health care, medical, dental and life insurance benefits to qualifying retirees.

       Postretirement benefit costs for 1994 and 1993 include the following components:

                                                          1994           1993

         Service cost-benefits earned during the year $   162,159  $   125,874
          Interest cost on accumulated post-
            retirement benefit obligation               1,014,889      939,600
          Net amortization and deferral                   (17,978)     (20,759)

            Total postretirement benefits cost        $ 1,159,070  $ 1,044,715

       The Plan's status at December 31, 1994 and 1993 was as follows:

                                                      1994            1993

      Actuarial present value of benefit obligation:
         Retirees                                 $(11,269,975)   $(10,983,923)
         Fully eligible active participants         (1,318,610)     (1,776,356)
         Other active participants                  (2,288,824)     (2,101,160)
       Accumulated postretirement benefit
         obligation                               $(14,877,409)   $(14,861,439)

       Plan assets at market                              -               -

       Accumulated postretirement benefit
         obligation in excess of plan assets      $(14,877,409)   $(14,861,439)
          Unrecognized net loss                      1,709,784       2,319,472
          Unrecognized prior service cost             (163,542)       (181,520)
       Accrued postretirement benefit cost        $(13,331,167)   $(12,723,487)

       The discount rate used to determine the accumulated postretirement benefit obligation was 8.50% and 7.0% as of December 31, 1994 and 1993, respectively. The increase in the discount rate in 1994 resulted in a $600,000 decrease in the accumulated benefit obligation. An 8.0% annual rate of increase in the per capita cost of covered health, dental and life insurance benefits was assumed through the year 2001; the rate was then assumed to decrease to 5.5% and remain at that level thereafter. Pentair's actuaries have not determined the impact of a 1% change in the per capita cost of these benefits.

  (4)  Long-Term Debt -

       The long-term debt consists of a ten year, $2.2 million Industrial Development Revenue Bond with the Village of Niagara, Wisconsin. The interest rate fluctuates annually, equal to a calculated percentage of the prime rate. The calculated rates for 1994 and 1993 were approximately 5.4% and 4.4%, respectively. The bond matured and was paid in fiscal year 1995.

  (5)  Lease Obligations -

       The Company leases certain manufacturing facilities, office space and machinery and equipment under various operating lease agreements. Minimum rental commitments under such leases having initial or remaining terms of greater than one year are as follows:

                   Fiscal Year                Amount

                   1995                        $ 8,430,235
                   1996                          5,611,275
                   1997                          5,421,685
                   1998                          5,218,306
                   1999                          4,665,893
                   2000 and thereafter          25,254,192
                     Total                     $54,601,586

       Rent expense under all operating lease was approximately $8,538,851 and $11,169,498 in 1994 and 1993, respectively.
  (6)  Merger of Entity Under Common Control -

       On January 1, 1994, the Pentair Financial Corporation, a wholly owned subsidiary of Pentair, was merged into the Company. Pentair Financial Corporation was a special purpose subsidiary of Pentair that entered into certain leasing transactions. The Company accounted for the merger using the pooling-of-interests method of accounting. The merger increased the Company's receivables from Pentair and affiliates by $17.6 million, increased leases payable by $4.5 million, reduced the deferred tax asset by $126,000 and increased retained earnings by $13.1 million. These adjustments relate to leasing activities related to the Company that were recorded in Pentair Financial Corporation's financial statements.

  (7)  Income Taxes -

       The provision (benefit) for income taxes includes the following components:

                                             1994           1993
           Current:
             Federal                    $(2,327,000)     $   871,000
             State                         (200,000)          90,000
               Total Current            $(2,527,000)     $   961,000

           Deferred                     $   227,000      $(4,461,000)
             Total                      $(2,300,000)     $(3,500,000)

       The following summarizes the major differences between the U.S. statutory tax rates and the Company's effective tax rates:

                                             1994          1993

           Statutory tax rate               (35.0)%        (35.0)%
           State income taxes                (3.1)          (3.0)
           Other items                        2.9            (.6)
             Effective tax rates            (35.2)         (38.6)%

       Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. The net deferred tax asset (liability) is comprised of the following:

                                                1994           1993

         Postretirement benefits            $ 5,200,000    $ 5,000,000
         Environmental accrual                3,100,000      3,100,000
         Accrued leases                       1,918,000           -
         Employee benefits                    1,173,000      1,200,000
         Pension benefits                       977,000      1,900,000
         Plant and equipment                 (7,750,000)    (7,087,000)
         Other                                  215,000        947,000
           Total deferred taxes             $ 4,833,000    $ 5,060,000

  (8)  Research and Development -

       Research and development expenses in 1994 and 1993 were approximately $74,000 and $47,000, respectively.

  (9)  Capital Commitments -

       As of December 31, 1994, the Company had capital expenditure purchase commitments outstanding of approximately $2.1 million.
  (10)   Related Party Transactions -

       Pentair, Inc.

       During 1994 and 1993, Pentair charged the Company management fees for general and administrative functions performed by Pentair. Such fees are included in selling, general and administrative expenses and totalled $1,992,000 and $1,908,000, respectively.

       Pentair, Inc. borrows money on behalf of its subsidiaries. The money is used to fund capital projects, improvement and operating needs for its subsidiaries. Pentair allocates interest expense to its subsidiaries based on the subsidiary's portion of current assets and net fixed assets less accounts payable in proportion to all subsidiaries. The amount of interest expense allocated to the Company in 1994 and 1993 was $2,461,264 and $1,861,609, respectively.

  (11)   Environmental Matters

       The Company has exposure to environmental liabilities related to its disposal of sludge prior to June, 1995 and the long-term costs of its landfills. The Company has entered into a Consent order with the Michigan Department of Natural Resources whereby the Company must close ten lagoons it previously used to dispose of sludge. Under the order, the Company must also conduct an investigation into groundwater contamination caused by sludge disposal practices and develop and implement a plan to remediate the contamination. The Company has evaluated the cost to close the lagoons and to monitor and remediate groundwater contamination and estimates that such closure, monitoring and remediation costs may range from $8 million to $15 million. The accompanying financial statements reflect a pretax charge of $8.0 million in the 1993 statement of operations for expected future environmental costs.